Investor Contact:	Media Contact:
Edward Stiften, Chief Financial Officer	Steve Littlejohn, Vice President Public Affairs
David Myers, Vice President Investor Relations	(314) 702-7556
(314) 702-7173
investor.relations@express-scripts.com
Express Scripts Completes the Acquisition of Priority Healthcare
Acquisition will grow specialty revenues to over $3 billion
     ST. LOUIS, October 14, 2005—Express Scripts, Inc. (Nasdaq: ESRX), a leading pharmacy benefit management company, announced today it has completed the acquisition of Priority Healthcare Corporation (“Priority”) (Nasdaq: PHCC) in a cash transaction for $28 per share, or a total of approximately $1.3 billion. Priority, headquartered near Orlando, Fla., is one of the nation’s largest biopharmaceutical pharmacy and distribution companies, and will become part of CuraScript, Express Scripts’ wholly-owned specialty pharmacy subsidiary.
     The transaction was approved by Priority’s shareholders today. The combined Priority and CuraScript will be one of the nation’s largest specialty pharmacy and distribution companies, with over $3 billion in annual revenues. Specialty pharmaceuticals are the fastest growing component of prescription drug spend and the combined company will provide a single source solution for comprehensive biopharmaceutical services.
     As a leader in the specialty pharmacy industry, the expanded CuraScript will distribute a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians. It will also provide extensive cost-management and patient-care services, with particular expertise in oncology, multiple sclerosis, rheumatoid arthritis, hepatitis, fertility, hemophilia, asthma, pulmonary hypertension and psoriasis.
     “With the addition of Priority, we become an even more prominent player in the rapidly expanding biopharmaceutical marketplace,” said George Paz, Express Scripts’ president and chief executive officer. “CuraScript provides pathways that smoothly convey biopharmaceutical drugs from the manufacturer to the patient, through physicians, clinicians, distributors and payers. CuraScript also provides important ongoing clinical assistance and support to help patients adhere to their drug regimens and manage their diseases. Those areas of specialization will be significantly augmented as Priority Healthcare comes on board.”
     Biopharmaceuticals, also known as biotech drugs, are the fastest-growing segment of the pharmaceutical industry, and approximately 324 new biotechs to treat some 150 different disease states are expected to reach the market by 2010. National spending on biopharmaceuticals, which reached $35 billion in 2004, is increasing at double the rate of conventional drugs and is projected to reach $70

Express Scripts Completes Acquisition of Priority Healthcare- Add 1
billion by 2008. Annual costs for an individual biopharmaceutical drug can range from $10,000 to $250,000.
     “Above all else, our steadfast focus is on the patient,” emphasized Dom Meffe, CuraScript’s president and chief executive officer, and Express Scripts’ senior vice president of Specialty Pharmacy. “Our new organization will bring together nearly three thousand people, all of whom share a single passion — optimizing patient care.” Meffe noted that the addition of Priority will expand CuraScript’s capabilities. “We believe we can bring value to the healthcare system by offering a broadened range of expertise through multiple distribution channels,” said Meffe.
     Including the write-off of deferred financing fees in 2005 resulting from the refinancing of the Company’s credit facility and merger-related expenses expected to be incurred in 2006, the transaction is expected to be dilutive to Express Scripts’ 2005 diluted earnings per share by $0.01 and accretive to 2006 by $0.02 to $0.03. Excluding the write-off of deferred financing fees and merger related costs, the transaction is expected to be neutral to Express Scripts’ 2005 diluted earnings per share and accretive to 2006 by $0.03 to $0.04. The acquisition was financed with approximately $170 million of cash on hand and the remainder with bank debt.
     Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
     Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
     Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.
SAFE HARBOR STATEMENT
     This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	risks of integration of PriorityHealthcare and CuraScript after closing

•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in

Express Scripts Completes Acquisition of Priority Healthcare- Add 2
Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general
•	risks and uncertainties regarding the implementation and the ultimate terms of the Medicare Part D prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis and risks of client or member losses to other providers under Medicare Part D

•	risks associated with our acquisitions (including our acquisition of CuraScript and Priority), which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers

•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network

•	risks associated with the use and protection of the intellectual property we use in our business

•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	risks associated with our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	risks associated with changes in average wholesale prices, which could reduce prices and margins

•	risks associated with our inability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.